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                                                                   EXHIBIT 10.19

H A R L I N G W O O D

                                                                February 9, 1998

PERSONAL & CONFIDENTIAL

Esquire Communications Ltd.
750 B Street, Suite 2350
San Diego, CA 92101

Attention:  Mr. David A. Higson
            Executive Vice President & CFO

Gentlemen:

      This letter will confirm our understanding of the arrangements under which Harlingwood Partners, LP ("Harlingwood"), is engaged by Esquire Communications Ltd. ("Esquire") as exclusive financial advisor in connection with mergers or acquisitions made by Esquire of companies not predominately engaged in the business of providing court reporting services. The exclusive nature of this engagement shall not preclude Esquire from pursuing acquisitions on its own behalf of companies not introduced by Harlingwood ("Non-Harlingwood Deals"), in which case no Transaction Fee shall be due Harlingwood.

      During the term of our engagement Harlingwood anticipates providing financial advice and assistance in connection with potential transactions, including:

      1.    Identification of suitable target acquisitions;

      2. Qualification of the target companies based upon Esquire's criteria and the target companies' potential interest in a transaction;

      3. Securing of the target companies' preliminary financial data, including execution of confidentiality agreements;

      4.    Performing preliminary valuation analysis;

      5. Assisting in the structuring, planning and negotiating of transactions as needed, including the execution of letters of intent.

      Esquire agrees to pay Harlingwood a "Transaction Fee" equal to 1% of the Transaction Value. The "Transaction Value" shall be defined as the total consideration paid by Esquire for the company's common equity (or, in the case of a purchase of assets, the consideration paid for the assets) plus the value of any debt, capital lease, and preferred stock obligations of the Company assumed, retired or defeased by Esquire in connection with the transaction. The Transaction Fee in respect of any amounts to be paid by Esquire contingent upon future events shall be paid upon actual payment thereof, except that amounts held in escrow shall be deemed paid at closing.
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                                                     Esquire Communications Ltd.
                                                                February 9, 1998
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       The Transaction Fee shall be paid by wire transfer upon the closing of each transaction concurrently with consideration paid to the seller. Moreover, Esquire agrees that a Transaction Fee shall be payable on all acquisitions made by Esquire other than Non-Harlingwood Deals. Such obligation shall survive the term of this Agreement.

       In addition to our fee for professional services, Harlingwood will submit out-of-pocket expenses for reimbursement by Esquire approximately monthly. Generally these expenses include travel costs and document production, mailing and other expenses of this type. Harlingwood shall not engage legal counsel or other professionals on behalf of Esquire without its prior consent. Further, Harlingwood shall obtain approval from Esquire before incurring any expense, other than travel related expenses, that individually exceeds $1,500.

       Esquire will indemnify and hold Harlingwood harmless from and against any and all losses, claims, suits, expenses, damages or liabilities of whatsoever nature or kind to which we may be subject, including counsel fees incurred by us in connection with any claims or actions (whether or not resulting in any liability and whether or not we are a defendant or party therein or thereto) insofar as those losses, claims, suits, expenses, damages or liabilities arise out of or pursuant to the services contemplated in this agreement and to the extent such losses, claims, suits, expenses, damages or liabilities are not caused by Harlingwood's gross negligence or willful misconduct. The indemnity provided herein will survive the term of this agreement. The foregoing will be in addition to any rights we may have at common law or otherwise.

       Our services hereunder shall have an initial term of 12 months and may be terminated at any time thereafter with or without cause by you or by us without liability or continuing obligation to you or to us (except for any compensation earned and expenses incurred by us to the date of termination and except, in the case of termination by you, for our right to fees pursuant to this letter for any transactions, other than Non-Harlingwood Deals, effected within one year of such termination) and provided the indemnity provisions will remain operative regardless of any such termination.

       If the foregoing correctly reflects the terms of Harlingwood's engagement by you, kindly sign and return the enclosed copy of this letter of agreement.

Very truly yours,

HARLINGWOOD PARTNERS, LP

By:  /s/ Christopher T. Nguyen
     --------------------------
     Christopher T. Nguyen
     Principal
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                                                     Esquire Communications Ltd.
                                                                February 9, 1998
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Accepted and Agreed:

ESQUIRE COMMUNICATIONS LTD.


By:  /s/ David A. Higson
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     David A. Higson
     Executive Vice President & CFO



Date: February 9, 1998
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